Exhibits 5.2 and 23.2

[LETTERHEAD OF RICHARDS, LAYTON & FINGER, P.A.]

June 18, 2015

To Each Of The Persons Listed
 On Schedule A Attached Hereto

Re:	Navient Student Loan Trust 2015-3

Ladies and Gentlemen:

We have acted as special Delaware counsel to Navient Student Loan Trust 2015-3 (the “Trust”), a Delaware statutory trust created pursuant to the Trust Agreement, dated as of May 26, 2015, between Navient Funding, LLC, a Delaware limited liability company, as depositor (the “Depositor”), and Wells Fargo Delaware Trust Company, N.A., a national banking association, as owner trustee (the “Owner Trustee”), as amended and restated by the Amended and Restated Trust Agreement, dated as of June 18, 2015 (as amended and restated, the “Trust Agreement”), among the Depositor, the Owner Trustee and Wells Fargo Bank, N.A., a national banking association, as indenture trustee (the “Indenture Trustee”), acting as excess distribution certificate paying agent and excess distribution certificate registrar.  Capitalized terms used herein and not otherwise defined are used as defined in Appendix A to the Indenture (as defined below), except that reference herein to any document shall mean such document as in effect on the date hereof.

We have examined originals or copies of the following documents:

(a)	The Trust Agreement;

(b)	The Funding Interim Trust Agreement, dated as of June 18, 2015, between the Depositor and Wells Fargo Bank, N.A., as interim eligible lender trustee (the "the Interim Eligible Lender Trustee");

(c)	The Blue Ridge Funding Interim Trust Agreement, dated as of June 18, 2015, between Blue Ridge Funding LLC and the Blue Ridge Funding Eligible Lender Trustee;

To Each Of The Persons Listed
 On Schedule A Attached Hereto
June 18, 2015

(d)	The VL Funding Interim Trust Agreement, dated as of June 18, 2015, between VL Funding LLC and the VL Funding Eligible Lender Trustee;

(e)
The Red Wolf Funding Interim Trust Agreement, dated as of June 18, 2015, between Red Wolf Funding, LLC and Red Wolf Funding Eligible Lender Trustee (the items listed in (b) through (e) above are hereinafter collectively referred to as the “Interim Trust Agreements”);

(f)
The Indenture, dated as of June 18, 2015 (the “Indenture”), among the Trust, as the issuer, Wells Fargo Bank, N.A., as eligible lender trustee (the “Eligible Lender Trustee”), and the Indenture Trustee;

(g)	The Eligible Lender Trust Agreement, dated as of June 18, 2015 (the “Eligible Lender Trust Agreement”), between the Trust and the Eligible Lender Trustee;

(h)
The Administration Agreement, dated as of June 18, 2015, among Navient Solutions, Inc., as administrator (the “Administrator”) and as servicer (the “Servicer”), the Depositor, the Trust, the Indenture Trustee and the Eligible Lender Trustee;

(i)	The Servicing Agreement, dated as of June 18, 2015, by and among the Servicer, the Administrator, the Trust, the Indenture Trustee, and the Eligible Lender Trustee;

(j)
The Sale Agreement, dated as of June 18, 2015, among the Eligible Lender Trustee on behalf of the Trust, the Trust, the Interim Eligible Lender Trustee and the Depositor (the items listed in (f) through (j) above are hereinafter collectively referred to as the “Trust Documents”);

(k)	The Notes being issued today (the “Notes”);

(l)	A form of the Excess Distribution Certificate (the “Certificate”);

(m)	A certificate of the Owner Trustee;

(n)
A certified copy of the certificate of trust of the Trust which was filed with the office of the Secretary of State of the State of Delaware (the “Secretary of State”) on May 26, 2015 (the “Certificate of Trust”); and

(o)	A Certificate of Good Standing for the Trust, dated June 18, 2015, obtained from the Secretary of State.

We have not reviewed any documents other than the foregoing documents for purposes of rendering our opinions as expressed herein, and we have assumed that there exists no

To Each Of The Persons Listed
 On Schedule A Attached Hereto
June 18, 2015

provision of any such other document that bears upon or is inconsistent with our opinions as expressed herein.  We have conducted no independent factual investigation of our own but have relied solely upon the foregoing documents, the statements and information set forth therein and the additional matters recited or assumed herein, all of which we have assumed to be true, complete and accurate in all material respects.

Based upon the foregoing and upon an examination of such questions of law as we have considered necessary or appropriate, and subject to the assumptions, exceptions and qualifications set forth below, we advise you that, in our opinion:

1.           The Trust has been duly formed and is validly existing as a statutory trust under Delaware Statutory Trust Act, 12 Del. C. § 3801, et seq. (the “Act”).

2.           The Trust has the power and authority under the Act and the Trust Agreement to execute, deliver and perform its obligations under the Trust Documents, to issue the Notes and the Certificate and to grant the Collateral to the Indenture Trustee as security for the Notes.

3.           The Trust has duly authorized the Certificate, and when the Certificate has been duly executed and authenticated by the Owner Trustee and delivered upon the order of the Depositor in accordance with the Trust Agreement, the Certificate will be validly issued and entitled to the benefits of the Trust Agreement.

4.           The Trust Documents and the Notes have been duly authorized by the Trust.

5.           The Trust Agreement is a legal, valid and binding obligation of the Depositor and the Owner Trustee, enforceable against the Depositor and the Owner Trustee, in accordance with its terms.

6.           Each of the Interim Trust Agreements and the Eligible Lender Trust Agreement is a legal, valid and binding obligation of the Depositor and the Interim Eligible Lender Trustee, Blue Ridge Funding LLC and the Blue Ridge Funding Eligible Lender Trustee, VL Funding LLC and the VL Funding Eligible Lender Trustee, Red Wolf Funding, LLC and the Red Wolf Funding Eligible Lender Trustee and the Trust and the Eligible Lender Trustee, respectively, enforceable against such parties in accordance with its respective terms.

7.           Neither the execution, delivery and performance by the Trust of the Trust Documents, nor the consummation by the Trust of any of the transactions contemplated thereby, requires the consent or approval of, the withholding of objection on the part of, the giving of notice to, the filing, registration or qualification with, or the taking of any other action in respect of, any governmental authority or agency of the State of Delaware, other than the filing of the Certificate of Trust and any financing statements with the Secretary of State.

To Each Of The Persons Listed
 On Schedule A Attached Hereto
June 18, 2015

8.           Neither the execution, delivery and performance by the Trust of the Trust Documents, nor the consummation by the Trust of the transactions contemplated thereby, is in violation of the Trust Agreement or of any law, rule or regulation of the State of Delaware applicable to the Trust.

9.           Based solely on an inquiry on June 17, 2015, limited to, and solely to the extent reflected on the results of computer searches of court dockets in the File & ServeXpress efile system for active cases of the Courts of Chancery of the State of Delaware and of the Superior Courts of the State of Delaware, and in the PACER efile system for active cases of the United States District Court for the District of Delaware and of the United States Bankruptcy Court sitting in the State of Delaware, we are not aware of any legal or governmental proceedings pending against the Trust in the State of Delaware.

The foregoing opinions are subject to the following exceptions, qualifications and assumptions:

A.           We are admitted to practice law in the State of Delaware and we do not hold ourselves out as being experts on the law of any other jurisdiction.  The foregoing opinions are limited to the laws of the State of Delaware currently in effect.  We express no opinion with respect to (i) federal laws, including without limitation, the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, the Trust Indenture Act of 1939, as amended, and the Investment Company Act of 1940, as amended, (ii) state tax, insurance, securities or blue sky laws or (iii) laws relating to the particular nature of the Trust assets.

B.           We have assumed (i) except to the extent provided in paragraph 1 above, the valid existence of each party to the documents examined by us under the laws of the jurisdiction governing its organization, (ii) except to the extent provided in paragraph 2 above, that each party has the power and authority to execute and deliver, and to perform its obligations under, the documents examined by us, (iii) the legal capacity of natural persons who are signatories to the documents examined by us, (iv) except to the extent provided in paragraphs 3 and 4 above, that each party has duly authorized, executed and delivered the documents examined by us, (v) that the Trust Agreement, the Interim Trust Agreements and the Eligible Lender Trust Agreement, respectively, each constitutes the entire agreement among the parties thereto with respect to the subject matter thereof, including, without limitation, the creation, operation and termination of the Trusts created thereby, and that the Trust Agreement, the Interim Trust Agreements, the Eligible Lender Trust Agreement and the Certificate of Trust for the Trust are in full force and effect and have not been amended, (vi) except to the extent provided in paragraphs 7 and 8 above, that the execution, delivery and performance of the documents examined by us by each of the parties thereto does not require the consent or approval of, the withholding of objection on the part of, the giving of notice to, the filing, registration or qualification with, or the taking of any other action in respect of, any governmental authority or agency applicable to it or any of its property or violate any agreement, indenture or instrument to which it is a party or by which it is bound or any provision of any law, rule, regulation, judgment, order, writ, injunction or decree of any court

To Each Of The Persons Listed
 On Schedule A Attached Hereto
June 18, 2015

or governmental authority applicable to it or any of its property, (vii) that the Trust derives no income from or connected with sources within the State of Delaware and has no assets, activities (other than having a Delaware trustee as required by the Act and the filing of documents with the Secretary of State) or employees in the State of Delaware, (viii) that the application of the laws of the State of Delaware to the Interim Trust Agreements and the Eligible Lender Trust Agreement would not be contrary to a fundamental policy of a jurisdiction (other than the State of Delaware) that (a) would be the jurisdiction of applicable law in the absence of an effective choice of law and (b) has a materially greater interest than the State of Delaware in the determination of a particular issue relating to the Interim Trust Agreements or the Eligible Lender Trust Agreement, and (ix) the transactions described in and relating to the Interim Trust Agreements and the Eligible Lender Trust Agreement have a substantial, reasonable and material relationship with the State of Delaware and there is a reasonable basis for the choice of the laws of the State of Delaware to govern the Interim Trust Agreements and the Eligible Lender Trust Agreement.

C.           The foregoing opinions regarding enforceability are subject to (i) applicable bankruptcy, insolvency, liquidation, moratorium, receivership, reorganization, fraudulent transfer and similar laws relating to and affecting the rights and remedies of creditors generally, (ii) principles of equity, including applicable law relating to fiduciary duties (regardless of whether considered and applied in a proceeding in equity or at law), (iii) applicable public policy with respect to the enforceability of provisions relating to exculpation, indemnification or contribution and (iv) judicial imposition of an implied covenant of good faith and fair dealing.

D.           We have assumed that all signatures on documents examined by us are genuine, that all documents submitted to us as originals are authentic, and that all documents submitted to us as copies conform with the originals, which facts we have not independently verified.

E.           We express no opinion as to the creation, attachment, perfection or priority of any mortgage or security interest or the nature or validity of title to any property.

F.           We have not participated in the preparation of any offering materials with respect to the Notes and the Certificate and assume no responsibility for their contents.

G.           Notwithstanding any provision in the Trust Agreement or any Trust Document to the contrary, we note that upon the occurrence of an event of dissolution of the Trust, the Trust cannot make any payments or distributions to the beneficial owners of the Trust until creditors' claims are either paid in full or reasonable provision for payment thereof has been made.

H.           With respect to the Trust Agreement, we express no opinion as to the validity or enforceability of provisions that purport to (i) restrict any right that a party may have to apply for a judicial dissolution of the Trust, (ii) impose transfer restrictions on the

To Each Of The Persons Listed
 On Schedule A Attached Hereto
June 18, 2015

Certificateholders to the extent that a transfer occurs by operation of law or (iii) bind a Person that is not a party to the Trust Agreement.

I.           In rendering the opinion set forth in paragraph 6 above, we express no opinion with respect to the enforceability of the choice of Delaware law to govern the administration of the Interim Trust Agreements and the Eligible Lender Trust Agreement or the enforceability of any provision of the Interim Trust Agreements or the Eligible Lender Trust Agreement that involves a matter of administration of the Interim Trust Agreements or the Eligible Lender Trust Agreement to the extent that such administration is materially conducted outside of Delaware.

This opinion may be relied upon by you in connection with the matters set forth herein.  Otherwise, without our prior written consent, this opinion may not be furnished or quoted to, or relied upon by, any other person or entity for any purpose; provided, however, copies of this opinion letter may be posted by the Trust or the Administrator to a password protected website accessible by any non-hired “nationally recognized statistical rating organization” (an “NRSRO”) that provides to the Trust or the Administrator the certification required by subsection (e) of Rule 17g-5 under the Securities Exchange Act of 1934, as amended (or any successor provision to such subsection) (“Rule 17g-5”), and agrees to keep this opinion letter confidential as contemplated by Rule 17g-5; provided, that no such NRSRO will be entitled to rely on this opinion letter, and each such NRSRO, by accessing a copy of this opinion letter, will be deemed to have agreed to comply with the terms of this sentence and not to provide copies of this opinion letter to any other person.

Very truly yours,

/s/ Richards, Layton & Finger, P.A.

EAM/MFC/cef

SCHEDULE A

Wells Fargo Bank, N.A.	Blue Ridge Funding LLC
Wells Fargo Delaware Trust Company, N.A.	VL Funding LLC
Navient Funding, LLC	Red Wolf Funding, LLC
Navient Solutions, Inc.	Barclays Capital Inc.
Navient Credit Finance Corporation	J.P. Morgan Securities LLC
Navient Student Loan Trust 2015-3	RBC Capital Markets, LLC
Fitch Ratings, Inc.	Deutsche Bank Securities Inc.
Moody’s Investors Service, Inc.	Wells Fargo Securities, LLC
DBRS, Inc.